Exhibit 5.1
2200 Ross Avenue, Suite 2800 • Dallas, Texas 75201-2784
April 8, 2011
Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
Re:	Registration and Issuance of Securities of Magnum Hunter Resources Corporation
Ladies and Gentlemen:
     At your request, we have examined the Registration Statement (the “Registration Statement”) on Form S-4 of Magnum Hunter Resources Corporation, a Delaware corporation (“Magnum Hunter”) filed by Magnum Hunter to register under the Securities Act of 1933 (the “Securities Act”) up to 42,804,675 shares (“Exchange Shares”) of Magnum Hunter common stock, par value $0.01 per share issuable upon the exchange of exchangeable shares of MHR Exchangeco Corporation, a corporation existing under the laws of the Province of Alberta and an indirect wholly-owned subsidiary of Magnum Hunter (“Exchangeco”).
     In connection with this opinion letter, we have examined and relied upon copies of the following documents, together with such documents as we deemed necessary or advisable to render the opinions in this opinion letter: (i) the certificate of incorporation and bylaws of Magnum Hunter as are currently in effect; (ii) a certificate of Magnum Hunter as to certain factual matters; and (iii) Arrangement Agreement dated January 19, 2011, by and among Magnum Hunter, Exchangeco and NuLoch Resources Inc.
     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America and applicable provisions of, respectively, the Delaware Constitution, the Delaware General Corporation Law and reported judicial interpretations of such law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We expressly disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matter or opinion set forth herein.
     Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that when the Registration Statement has become effective under the Securities Act, the terms of the sale of the Exchange Shares have been duly established in conformity with Magnum Hunter’s certificate of incorporation, and the Exchange Shares have
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Magnum Hunter Resources Corporation
April 8, 2011

been duly issued as contemplated by the Registration Statement against the exchange or cancellation of the exchangeable shares of Exchangeco, the Exchange Shares will be validly issued, fully paid and non-assessable. We do not by this letter express any other opinion with respect to the Exchange Shares or any other matter.
     We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof and to the reference to this firm under the heading “Legal Matters” in the Registration Statement. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted,
/s/ Fulbright & Jaworski L.L.P.
FULBRIGHT & JAWORSKI L.L.P.